Exhibit 10.1

FIRST AMENDMENT TO BOND EXCHANGE,

REIMBURSEMENT, PLEDGE AND SECURITY AGREEMENT

between

FEDERAL HOME LOAN MORTGAGE CORPORATION

and

ATAX TEBS II, LLC,

as Sponsor

Relating to

Freddie Mac

Multifamily M Certificates

Series M031

Dated as of July 1, 2019

THIS FIRST AMENDMENT TO REIMBURSEMENT AND SECURITY AGREEMENT (this “First Amendment”) is made and entered into as of the 1st day of July, 2019, by and between the FEDERAL HOME LOAN MORTGAGE CORPORATION (“Freddie Mac”), a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States, and ATAX TEBS II, LLC (the “Sponsor”), a limited liability company duly organized and existing under the laws of the State of Delaware, and amends and supplements the Bond Exchange, Reimbursement, Pledge and Security Agreement dated as of July 1, 2014 (the “Original Agreement” and together with this First Amendment, the “Agreement”) by and between Freddie Mac and the Sponsor.

RECITALS:

WHEREAS, the Initial Freddie Mac Liquidity Pricing Term expires on July 15, 2019; and

WHEREAS, pursuant to Section 3.20 of the Original Agreement, the Sponsor has timely requested that Freddie Mac provide a quote for the Base Rate that would be effective for an ensuing five-year Freddie Mac Liquidity Pricing Term; and

WHEREAS, Freddie Mac has provided, in response to the Sponsor’s Base Rate Quote Request, Freddie Mac’s Base Rate quote for an ensuing Freddie Mac Liquidity Pricing Term; and

WHEREAS, the Sponsor has timely submitted to Freddie Mac a Liquidity Election Notice notifying Freddie Mac of its election to accept the new Base Rate to be effective for an ensuing Freddie Mac Liquidity Pricing Term; and

WHEREAS, in accordance with Section 3.20(b) of the Original Agreement, the Original Agreement is being amended to reflect the same.

NOW, THEREFORE, the parties hereto hereby agree to amend the Original Agreement as follows:

Section 1.	The recitals hereto are incorporated herein and made a part hereof.
Section 2.

All initially capitalized terms included herein and not otherwise specifically defined in this First Amendment shall have the same meanings, respectively, as the defined terms in the Original Agreement.

Section 3.	The definition of “Base Rate” in Section 1.1 of the Original Agreement is hereby amended and restated to read as follows (added language is underlined and deleted language is struck-through):

“Base Rate” means, with respect to the calculation of the Freddie Mac Liquidity Facility Fee, (a) 0.30% (thirty basis points) during the Initial Freddie Mac Liquidity Pricing Term, (b) 0.30% (thirty basis points) for the subsequent Freddie Mac Liquidity Pricing Term, beginning on July 15, 2019 and ending on July 15, 2024 (or such lesser term ending on the Liquidity Commitment Termination Date), and (c) thereafter, upon any subsequent Freddie Mac Liquidity Pricing Reset ~~accepted~~ to which Freddie Mac has consented in its sole discretion following receipt of a written request by the Sponsor in accordance with Section 3.20 hereof, the percentage per annum established by Freddie Mac and accepted by the Sponsor in accordance with Section 3.20 hereof and set forth in an amendment to this Agreement.

Section 4.

The Sponsor agrees to pay all costs and expenses of Freddie Mac incident to the preparation of this First Amendment and the consummation of the transactions specified herein, including without limitation, fees and expenses of legal counsel to Freddie Mac.

Section 5.

The Sponsor acknowledges that any further requests by the Sponsor for an additional five-year Freddie Mac Liquidity Pricing Term and related Freddie Mac Liquidity Pricing Reset shall be in the sole discretion of Freddie Mac.  The Sponsor represents and warrants that (a) the execution and delivery of this First Amendment does not contravene, result in a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which the Sponsor is a party or by which the Sponsor or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both); (b) this First Amendment constitutes the legal, valid and binding obligation of the Sponsor, enforceable in accordance with its terms; (c) the execution and delivery of, and performance under, this First Amendment are within the Sponsor’s power and authority without the joinder or consent of any other party, have been duly authorized by all requisite action and are not in contravention of any law, or of the Sponsor’s operating agreement or other corporate organizational documents or of any indenture, agreement or undertaking to which the Sponsor is a party or by which it is bound; (d) there exists no default under any of the Sponsor Documents, after giving effect to this First Amendment; and (e) there are no offsets or defenses against any of the Sponsor’s obligations under the Sponsor Documents.

Section 6.	Except as expressly modified as stated above, all provisions of the Original Agreement shall remain unaffected and in full force and effect.
Section 7.	This First Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.
Section 8.

If any provisions of this First Amendment shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent.

Section 9.	The amendments set forth in this First Amendment shall be effective as of the date first written above.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Bond Exchange, Reimbursement, Pledge and Security Agreement to be duly executed by their duly authorized officers or representatives effective as of the date first above written.

FEDERAL HOME LOAN MORTGAGE

CORPORATION

By:  /s/ Curtis Melvin__________________

Curtis Melvin

Multifamily, Production Director

[Freddie Mac Signature Page to the First Amendment to
ATAX TEBS M031 Reimbursement Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Bond Exchange, Reimbursement, Pledge and Security Agreement to be duly executed by their duly authorized officers or representatives effective as of the date first above written.

ATAX TEBS II, LLC, a Delaware limited liability company

By:	AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership (f/k/a America First Tax Exempt Investors, L.P.), its Sole Member

By:	AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO, a Delaware limited partnership
Its:	General Partner

By:	THE BURLINGTON CAPITAL GROUP LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ Craig S. Allen
Craig S. Allen
CFO

[Sponsor Signature Page to the First Amendment to
ATAX TEBS M031 Reimbursement Agreement]